SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No.____)(1)



                           HIGH COUNTRY BANCORP, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                  42965Q 10 7
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                                 (CUSIP Number)

                                 MARCH 31, 2000
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             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 pages

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CUSIP NO. 42965Q 10 7                  13G                     PAGE 2 OF 6 PAGES
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1          NAMES OF REPORTING PERSONS:
           LORIN D. SMITH

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

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       NUMBER OF          5      SOLE VOTING POWER              67,755 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                 0
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER         43,417 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER       50,399 (2)
          WITH

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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             99,418
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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
              [ ]
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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           10.47% (3)
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12         TYPE OF REPORTING PERSON *
                    IN
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* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 36,368 shares that may be acquired upon the exercise of options within 60 days.
(2) Consists of 50,399 shares held by the Salida Building and Loan Association 401(k) Plan Trust, of which Mr. Smith serves as a trustee.
(3)  Assumes that options for 36,368 shares have been exercised.

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                                                        PAGE 3 OF 6 PAGES
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                       Securities and Exchange Commission
                             Washington, D.C. 20549

ITEM 1(a)         NAME OF ISSUER:

     High Country Bancorp, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     7360 West US Highway 50
     Salida, Colorado  81201

ITEM 2(a)         NAME OF PERSON FILING:

     Lorin D. Smith

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

     Same as Item 1(b).

ITEM 2(c)         CITIZENSHIP:

     United States of America

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $.01 per share

ITEM 2(e)         CUSIP NUMBER:

     42965Q 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECKWHETHER THE PERSON FILING IS A:

     Not applicable.

ITEM 4.           OWNERSHIP.

     (a)  Amount Beneficially Owned: 99,418

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                                                         PAGE 4 OF 6 PAGES
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     (b)  Percent of Class: 10.47% *

     *    Assumes that options for 36,368 shares have been exercised.

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote: 67,755

          (ii) Shared power to vote or direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: 43,417

          (iv) Shared power to dispose or to direct the disposition of: 50,399

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     No other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the shares held by the reporting person.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

     Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

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                                                         PAGE 5 OF 6 PAGES
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ITEM 10. CERTIFICATIONS.


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                         PAGE 6 OF 6 PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 26, 2002                      /s/ Lorin D. Smith
-----------------                      ---------------------------------------
Date                                   Signature


                                       Lorin D. Smith, as Individual Stockholder
                                       -----------------------------------------
                                       Name/Title